UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                          Commission File Number

                                 RBID.COM, Inc.
                                 --------------
              (Exact name of registrant as specified in its charter)

                          3920 Birch Street, Suite 102
                          ----------------------------
                            Newport Beach, CA  92660
                            ------------------------
                                 (949) 261-6117
                                 --------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                  Common Stock
                                  ------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designates the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule  12g-4(a)(1)(i)  [ ]     Rule  12h-3(b)(1)(i)  [ ]
Rule  12g-4(a)(1)(ii) [X]     Rule  12h-3(b)(1)(ii) [ ]
Rule  12g-4(a)(2)(i)  [ ]     Rule  12h-3(b)(2)(i)  [ ]
Rule  12h-3(b)(2)(ii) [ ]
Rule  12g-4(a)(2)(ii) [ ]

Approximate  number of holders of record as of the certification or notice date:
385
---

Pursuant to the requirements of the Securities Exchange Act of 1934 Southern States Power Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June  26,  2006                 By:  /s/ Alan  Rothman
      ----------------                     -----------------
                                           Alan  Rothman,  President  and
                                           Secretary


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